Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

February 28, 2020

Immunovant, Inc.

320 West 37th Street

New York, NY 10018

Re:    Immunovant, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Immunovant, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale by the selling securityholders named in the Prospectus of shares of common stock, par value of $0.0001 per share (the “Common Stock”) consisting of:

•

up to 5,160,409 shares of common stock issued pursuant to that certain Share Exchange Agreement, dated as of September 29, 2019 (the “Share Exchange Agreement”), by and among the Company, Immunovant Sciences Ltd. (“ISL”), a Bermuda exempted limited company, the stockholders of ISL and Roivant Sciences Ltd., a Bermuda exempted limited company, as representative of such stockholders (the “Exchange Shares”);

•	up to 2,875,000 shares of common stock held by Health Sciences Holdings, LLC (“Sponsor”) (the “Sponsor Shares”);

•

up to 902,498 shares of common stock purchased by RTW Master Fund Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited in open market transactions (and together with the Exchange Shares and the Sponsor Shares, the “Outstanding Shares”); and

•	up to 2,452,062 additional shares of common stock that may be issued pursuant to Section 3.6 of the Share Exchange Agreement (the “Earnout Shares”).

In addition, the Prospectus covers the issuance by the Company of up to 5,750,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of currently outstanding warrants that were previously issued by the Company in a transaction registered with the SEC (the “Warrants”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect and in effect at the time of (i) entry into the Share Exchange Agreement, or (ii) the issuance of the Outstanding Shares, or (iii) the issuance of the Warrants, and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Immunovant, Inc.

February 28, 2020

Page Two

copies thereof; and the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

With respect to the Earnout Shares and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Earnout Shares or Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the number of Earnout Shares to be issuable pursuant to the Share Exchange Agreement and Warrant Shares to be issuable pursuant to the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Outstanding Shares have been validly issued and are fully paid and non-assessable.

2.	The Earnout Shares, when issued in accordance with the terms of the Share Exchange Agreement, will be validly issued, fully paid and non-assessable.

3.	The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ JOHN T. MCKENNA
John T. McKenna

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com